                                                                  EXHIBIT 10.108

                                 March 3, 1995

William G. Bennett
6170 West Desert Inn Road
Las Vegas, Nevada 89134

    Re:  Sale of the Hacienda Resort Hotel and Casino

Dear Mr. Bennett:

     This letter sets forth certain modifications and/or clarifications to the Purchase and Sale Agreement ("Agreement") by and between Hacienda Hotel, Inc. ("Seller"), Sahara Gaming Corporation ("Guarantor") and William G. Bennett ("Buyer") entered into on January 10, 1995, pertaining to the sale of the assets of the Hacienda Resort Hotel and Casino. The parties to the January 10, 1995 Agreement are hereinafter sometimes referred to as "the Parties". The following modifications and clarifications to the Agreement are being made to facilitate the contemplated assignment by Buyer of his rights and obligations under the Agreement to Circus Circus Enterprises, Inc.

     A.   Clarification.
          -------------

          1. The Parties agree that all assets to be conveyed to the Buyer or Buyer's assignee in accordance with the Agreement will be conveyed to Buyer or Buyer's assignee free and clear of all liabilities, security interests, liens and encumbrances except for those expressly approved by Buyer or Buyer's assignee.

          2. The parties agree that the title exceptions set forth in Exhibit A, which is attached hereto and incorporated herein by reference, constitute reasonable title objections to the Preliminary Title Report prepared by United Title, dated February 13, 1995, and will be removed by Seller on or before the Closing. The Parties agree that Buyer or Buyer's assignee shall have five (5) days from the receipt of an ALTA/ASCM survey of the real property to notify Seller of any encroachments or any other matters, which in fact create a material impairment to the continued operation of the Business on the Real property (the "Survey Objections"). Buyer or Buyer's

William G. Bennett
Page 2
March 3, 1995

          assignee shall be deemed to have approved all title exceptions, except for the exceptions set forth in Exhibit A. Except as provided in the Agreement, Seller shall remove or cure all Survey Objections on or before Closing. Any title exception in the Preliminary Title Report approved or deemed approved by Buyer or Buyer's assignee shall constitute a Permitted Exception. Seller has heretofore disclosed to Buyer or Buyer's assignee that the Hacienda's variance allowing a 311 parking space reduction expires on or about October, 1995, and that a renewal of the variance or application for a permit to operate at a reduced level of parking spaces must be timely filed. Except as clarified by this paragraph, all other provisions of Article 5 of the Agreement dealing with the title remain in full force and effect.

          3. Seller confirms that as of the effective date of this letter, Seller has, to the best of its knowledge, provided Buyer or Buyer's assignee with copies of the contracts and leases affecting the property that will remain in effect after the Closing. Any contract that Seller becomes aware of after the date hereof shall be submitted to Buyer or Buyer's assignee as soon as Seller becomes aware of such contracts and leases, and Buyer or Buyer's assignee will have fifteen
          (15) days to notify Seller of any objections.

          4. Seller agrees at Closing to make full and final settlement with Seller's employees with respect to wages, salaries, bonus payments, severance pay, union dues, contributions to benefit plans, payroll taxes, holiday, birthday and other premium pay, and all liabilities and obligations related to the employment by Seller, to the extent earned and accrued to the Closing date, or to reduce the purchase price by such amount as is acceptable to the Buyer or Buyer's assignee. Buyer or Buyer's assignee assumes no obligations, responsibilities or liabilities of any kind resulting or relating from the employment and/or termination by Seller of its employees, including but not limited to any obligation to continue to employ such persons. The Parties agree that Seller will take all reasonable steps to comply with the requirements of the Worker Adjustment and Retraining Notification Act (29 U.S.C. (S)2101 et.seq.), and the parties agree that the Closing date will not occur prior to the time necessary for the Seller to comply with said Act.

William G. Bennett
Page 3
March 3, 1995



     B.   Modifications.
          -------------

          1. The Parties acknowledge that certain information systems relating to the operation of the property ("Systems") are connected to or otherwise supported by Sahara Gaming Corporation, via its AS-400, T124 channel phone circuit, data communication lines between the Hacienda Hotel and Casino and the Sahara Hotel and Casino. Seller agrees to provide all computer software, hardware, communications interfaces and other technical peripheral systems and/or technical support ("Computer Services") necessary to enable Buyer to continue operation of the property until Buyer is able to convert the Systems to its own hardware/software platforms. The Parties shall cooperate to develop a plan to assure the orderly conversion of the Systems as expeditiously as possible, consistent with the operation of the property. Buyer agrees to pay its pro-rata share of the monthly communication line charges between the Hacienda Hotel and Casino and the Sahara Hotel and Casino, and a reasonable fee to be determined by the Parties on or before Closing, for the Computer Services until Buyer is able to convert the Systems to its own hardware/software platforms.

          2. The Parties agree that Section 12.2 (n) of the Agreement is hereby deleted and that pursuant to and in order to comply with NRS 364A.200, 372.620, 612.695, 244.335 and 244.3352, such amounts as Buyer or
          Buyer's assignee and Seller reasonably estimate are necessary to comply with the provisions of the above-mentioned statutes will be withheld by United Title out of the purchase price payable to Seller at Closing until such time as Seller furnishes Buyer or Buyer's assignee and United Title the receipts or certificates provided for in such statutes, or if not so provided for, such evidence as Buyer or Buyer's assignee may reasonably require to assure Buyer or Buyer's assignee that the applicable obligations have been paid. If Seller does not produce such receipts or certificates within the time period provided for in such statutes, or if any lien or claim therefore is asserted against Buyer or Buyer's assignee or the property, United Title shall pay such withheld sums to the appropriate authority. Buyer or Buyer's assignee and Seller shall execute mutual escrow instructions to carry out the provisions of this paragraph, and to authorize United Title to deposit such withheld amounts in an interest bearing account for the benefit of Seller.

William G. Bennett
Page 4
March 3, 1995


          3. Seller and Buyer or Buyer's assignee designate United Title as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code.

          4. The Parties agree that before destroying any files, records or information of Seller with respect to the property, Seller shall notify Buyer or Buyer's assignee and Buyer or Buyer's assignee may, at its sole expense, copy and retain same. Buyer or Buyer's assignee shall be entitled at all reasonable times to inspect and make copies of such files, records and information maintained by the Seller with respect to the property.

          5. The Parties agree that references to Buyer's "Guarantor" are inapplicable and are deleted.

          6. The Parties agree that the notice provision of the Agreement is amended to provide that notices to Buyer shall be as follows:

          "Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Mike Sloan, with copies to Lionel, Sawyer & Collins, 300 South Fourth Street, Suite 1700, Las Vegas, Nevada 89101, Attention: Jeffrey P. Zucker."

          7. The Parties agree that Exhibits "E", "F", "H", "I", "K", and "M" shall be amended to read as Exhibits "E", "F", "H", "I", "K" and "M" attached hereto.

          8. The Parties agree that except as amended or clarified hereby, the Agreement shall remain unmodified and in full force and effect. To the extent of any conflict between the Agreement and this letter, the terms of this letter shall control.


                                            Sincerely yours,


                                            /s/ PAUL W. LOWDEN
                                                Paul W. Lowden


AGREED AND CONSENTED TO



/s/ WILLIAM G. BENNETT
- - ----------------------------
    William G. Bennett